UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Gevo, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2022

To the Stockholders of Gevo, Inc.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Gevo, Inc. (the “Company,” “we,” “us” or “our”) will be held at 2:00 p.m., Mountain Time, on Wednesday, June 1, 2022. This year’s Annual Meeting will be held entirely online via audio webcast to allow for greater stockholder attendance and to reduce the carbon footprint that is required for travel to, and in-person attendance at, the Annual Meeting. The Annual Meeting may be accessed at www.virtualshareholdermeeting.com/GEVO2022, where you will be able to listen to the Annual Meeting live, submit questions and vote. We have designed the virtual Annual Meeting to provide stockholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

The Annual Meeting will be held for the following purposes:

1.	To elect two Class III directors to our Board of Directors to serve until the 2025 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

If you owned our common stock at the close of business on April 6, 2022, you may virtually attend and vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the ten days prior to the date of the Annual Meeting for any purpose related to the Annual Meeting. The list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about April 20, 2022, we will commence mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2021 Annual Report on Form 10-K. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet, which are available at www.proxyvote.com. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder virtually attending the Annual Meeting may vote electronically at the Annual Meeting, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

/s/ Geoffrey T. Williams, Jr. Geoffrey T. Williams, Jr. Vice President - General Counsel & Secretary

April 20, 2022

Englewood, Colorado

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 1, 2022: The Notice, 2021 Annual Report, proxy statement and proxy card are available online at www.proxyvote.com.

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Gevo, Inc. (the “Company,” “we,” “us” or “our”) is soliciting proxies for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 1, 2022 at 2:00 p.m. Mountain Time. The Annual Meeting will be held entirely online live via audio webcast. You will be able to attend the virtual Annual Meeting live, vote and submit your questions during the Annual Meeting via live webcast by visiting: www.virtualshareholdermeeting.com/GEVO2022 and entering your 16-digit control number included in your Notice (as defined below), on your proxy card or on the instructions that accompanied your proxy materials.

On or about April 20, 2022, we will commence mailing a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and our 2021 Annual Report on Form 10-K (the “2021 Annual Report”) over the Internet, which are available at www.proxyvote.com. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, the 2021 Annual Report and a form of proxy card or voting instruction card. The Notice is being sent to stockholders who owned our common stock at the close of business on April 6, 2022, the record date for the Annual Meeting (the “Record Date”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who may vote at the Annual Meeting?

A:

Our Board has fixed April 6, 2022 as the Record Date for the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote, at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of the Record Date, 201,926,991 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

1.	Election of two Class III director nominees to our Board to serve until the 2025 Annual Meeting of Stockholders (“Proposal 1”); and

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2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (“Proposal 2”);

We will also consider any other business that properly comes before the Annual Meeting. As of the date hereof, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	What is the quorum requirement for the Annual Meeting?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented in person, including by means of remote communication, or by proxy at the Annual Meeting. At the close of business on the Record Date, there were 201,926,991 shares of common stock outstanding. Thus, a total of 201,926,991 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 100,963,496 votes must be represented at the Annual Meeting in person, including by means of remote communication, or by proxy to have a quorum. The inspector of elections appointed for the Annual Meeting by our Board will count the shares represented in person, including by means of remote communication, or by proxy at the Annual Meeting to determine whether or not a quorum is present.

Your shares will be counted as present at the Annual Meeting if you:

●	are present and entitled to vote electronically at the Annual Meeting; or
●	have voted over the Internet or by telephone, or properly submitted a proxy card or voting instruction card.

Both abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the Annual Meeting for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the chairperson of the Annual Meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Q:	How are votes counted at the Annual Meeting?

A:

In the election of directors (Proposal 1), you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below.

Q:	What votes are required to elect directors and to approve the other proposals at the Annual Meeting?

A:

For Proposal 1, the election of directors, members of the Board are elected by a plurality of the votes cast. Accordingly, the candidate who receives the greatest number of votes “FOR” will be elected as a director. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted for the election of directors.

Proposal 2, the ratification of our independent registered public accounting firm, requires the affirmative vote of a majority of the shares of common stock present in person, including by means of remote communication, or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

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Q:	Which ballot measures are considered “routine” or “non-routine?”

A:

Proposal 2, regarding the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, is considered a routine matter under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

Proposal 1, regarding the election of directors, is generally considered a non-routine matter under applicable rules. A broker, bank or other agent cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

If you hold your shares in street name and you do not instruct your bank, broker, or other agent how to vote your shares on Proposal 1, no votes will be cast on your behalf on that proposal. Therefore, it is critical that you indicate your vote on that proposal if you want your vote to be counted.

Q:	What are the recommendations of the Board?

A:	The Board recommends that you vote as follows:

●	“FOR” each of the Class III director nominees to the Board (Proposal 1); and
●	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

Q:	What does it mean if I receive more than one set of proxy materials?

A:

If you received more than one Notice (or full set of printed proxy materials), each containing a different control number, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a broker, bank or other holder of record. Please vote all proxy cards for which you receive a Notice (or full set of printed proxy materials) to ensure that all of your shares are voted.

Q:	How can I get electronic access to the proxy materials?

A:

You can view the proxy materials on the Internet at www.proxyvote.com. Please have your control number available. Your control number can be found on your Notice(s) or proxy card included in the full set of proxy materials.

Q:	How may I attend and vote my shares at the Annual Meeting?

A:

This year’s Annual Meeting will be held entirely online live via audio webcast. We have designed the virtual Annual Meeting to provide stockholders with substantially the same opportunities to participate as if the Annual Meeting were held in person. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GEVO2022. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. If you were a stockholder as of the record date for the Annual Meeting and you have your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.

A summary of the information you need to attend the Annual Meeting online is provided below:

●	To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
●

The Annual Meeting webcast will begin promptly at 2:00 p.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 1:45 p.m. Mountain Time, and you should allow ample time for the check-in procedures.

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●

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

●	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GEVO2022.
●	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/GEVO2022 on the day of the Annual Meeting.
●

If you want to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/GEVO2022, type your question into the “Ask a Question” field, and click “Submit.”

●

Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at www.gevo.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” you should contact your broker, trustee, bank or other holder of record to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank or other holder of record. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting.

Q:	What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by using the Internet, by telephone or by mail if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may vote your shares by logging into the secure website, which will be listed on your Notice and following the instructions provided.

By Telephone — If you have telephone access, you may vote your shares by calling the toll-free number listed on the proxy card and following the instructions provided.

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By Mail — If you requested printed copies of the proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 31, 2022. Submitting your proxy via the Internet or by telephone will not affect your right to vote electronically at the Annual Meeting should you later decide to virtually attend the Annual Meeting. Even if you plan to virtually attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:	What happens if I do not give specific voting instructions?

A:

Stockholder of Record — If, at the close of business on the Record Date, you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name — If, at the close of business on the Record Date, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal 1, provided a quorum is established.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by using the Internet or by telephone, either of which must be completed by 11:59 p.m. Eastern Daylight Time on May 31, 2022 (your latest Internet or telephone proxy will be counted); or by virtually attending the Annual Meeting and voting electronically. Virtually attending the Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:	Who will pay the costs of this proxy solicitation?

A:

We will bear the entire cost of solicitation of proxies, including maintenance of the Internet website used to access the proxy materials; maintenance of the Internet website used to vote; and preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders who request paper copies of such materials. We have retained D.F. King to assist in the solicitation of proxies. We expect to pay D.F. King a fee of $9,500, plus reimbursement of reasonable expenses. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

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Q:	Why hold a virtual Annual Meeting?

A:

As part of our effort to maintain a safe and healthy environment for our directors, members of management, and stockholders who wish to attend the Annual Meeting, we believe that hosting a virtual Annual Meeting is in the best interest of the Company and its stockholders. A virtual Annual Meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world while reducing the carbon footprint that would be required for stockholders to travel to and attend an in-person meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

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PROPOSAL 1

ELECTION OF DIRECTORS

Overview

Our Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

There are currently six directors serving on the Board. Our Amended and Restated Certificate of Incorporation, as amended, provides that the authorized number of directors may be changed only by resolution of the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office, even if less than a quorum. Each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

At this Annual Meeting, the term of the following Class III directors will expire: William H. Baum and Gary W. Mize. The Nominating and Corporate Governance Committee has recommended that William H. Baum and Gary W. Mize be elected to serve as Class III directors at the Annual Meeting.

Our stockholders will vote for the Class III director nominees listed above to serve until our 2025 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal. The members of our Board who are Class I and Class II directors will be considered for nomination for election in 2023 and 2024, respectively.

Nominees for Election as Class III Directors with Terms Expiring in 2025

The nominees listed below have been recommended by the Nominating and Corporate Governance Committee to be elected to serve as Class III directors. There are no family relationships among our directors or executive officers. If either director nominee is unable or declines to serve as a director, the Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.

William H. Baum, age 77, has served as a director of the Company since January 2016 and serves on our Nominating and Corporate Governance Committee. Since January 2015, Mr. Baum has operated a consulting business advising small biofuel and renewable chemical companies on a variety of commercial matters. Mr. Baum served as Chief Business Development Officer of Genomatica, Inc. from September 2010 until April 2014. From August 1997 to September 2010, Mr. Baum served in various roles at Diversa Corporation (now known as Verenium Corporation), a biotechnology company focused on the development of biofuels, including Vice President Sales and Marketing from August 1997 to November 1999, Senior Vice President, Business Development from November 1999 to July 2002 and Executive Vice President, Business Development from July 2002 to August 2010. Prior to joining Diversa, Mr. Baum served as the Vice President of Global Sales and Marketing at International Specialty Products, Inc., a specialty chemicals company, and held a variety of executive positions, both in the United States and internationally, at Betz Laboratories, Inc., a specialty chemicals company. Mr. Baum currently serves as a director on the board of directors for Watt Companies, Inc., Leaf Resources Limited and Arzeda Corporation. We believe Mr. Baum’s qualifications to sit on our Board include his business development experience in the biofuels and biotechnology industries.

Gary W. Mize, age 71, has served as a director of the Company since September 2011 and serves on the Audit Committee and Compensation Committee. Since October 2009, Mr. Mize has held the position of partner and owner at MR & Associates. Since March 2021, Mr. Mize has served as the Lead Director of Darling Ingredients, Inc. ("Darling") and is Chair of its nominating and corporate governance committee. Mr. Mize has served as a director of Darling since May 2016 and previously served as a member of its audit committee, compensation committee and environmental, social and governance committee. Since October 2020, Mr. Mize has served as a director of United Malt Group Limited and serves as a member of its environment, health and safety committee and its nominations and remuneration committee. Mr. Mize also served as non-executive Chairman at Ceres Global AG from December 2007 to April 2010 and has served as an independent director of Ceres Global AG and a member of its audit committee (Chair) from October 2013 to December 2021. In addition, Mr. Mize served Noble Group, Hong Kong, as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Inc. Mr. Mize brings international business experience to the Board having previously held expatriate positions in Switzerland, Brazil and Hong Kong. We believe Mr. Mize’s qualifications to sit on our Board include his international experience, coupled with his decades of experience in agribusiness.

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Vote Required and Board Recommendation

The affirmative vote of a plurality of the votes cast in person, including by means of remote communication, or by proxy at the Annual Meeting is required to elect William H. Baum and Gary W. Mize as Class III directors to serve until the 2025 Annual Meeting of Stockholders. A “plurality” means, with regard to the election of directors, that the nominee for director receiving the greatest number of “FOR” votes from the votes cast at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Proxies cannot be voted for a greater number of persons than one, the number of nominees named above.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE.

Incumbent Class I Directors with Terms Expiring in 2023

Ruth I. Dreessen, age 66, has served as a director of the Company since March 2012. Ms. Dreessen serves as the independent Chairman of the Board and is also a member of the Audit Committee, which she previously chaired, the Compensation Committee and the Nominating and Corporate Governance Committee, which she chairs. Ms. Dreessen began her career at J.P. Morgan Securities LLC and its predecessor companies where she spent 21 years, ultimately being appointed Managing Director of chemicals investment banking. After leaving J.P. Morgan, she was named Senior Vice President and Chief Financial Officer of Westlake Chemical Corp. and then Executive Vice President of TPC Group, Inc. In addition to her finance and industry experience, Ms. Dreessen served as a partner at Lion Chemical Partners, a private equity firm focused on the chemical industry, from 2010 to December 2018 and she is currently an Operating Partner at Triten Energy Partners, a private equity firm where her focus is on chemicals. Ms. Dreessen has served on the board of directors of DMC Global, Inc., a publicly-traded diversified holding company, since October 2020 and she previously served as a director and the Audit Committee Chair for Andeavor Logistics L.P., a publicly-traded midstream logistics company, from January 2018 to July 2019. Other prior boards include Targa Resources LP, Versar, Inc., the Georgia Gulf Corporation, Westlake Chemical Corporation and the Better Minerals & Aggregates Corporation (US Silica). We believe Ms. Dreessen’s qualifications to sit on our Board include her years of experience as an executive in the chemicals industry and her experience sitting on the boards of other public companies.

Patrick R. Gruber, age 61, has served as Chief Executive Officer and a director of the Company since 2007. Prior to joining the Company, from 2005 to 2007, Mr. Gruber was President and Chief Executive Officer of Outlast Technologies, Inc. (“Outlast Technologies”), a technology and marketing company primarily serving the textile industry, where he was responsible for all aspects of Outlast Technologies’ business. Previously, Mr. Gruber co-founded NatureWorks LLC (formerly Cargill Dow, LLC) (“NatureWorks”) and served as Vice President, Technology and Operations, and Chief Technology Officer from 1997 to 2005, where he was responsible for all aspects of the business, including project, application and process technology development. From 2007 to May 2012, Mr. Gruber served on the board of directors of Segetis, Inc. From 2007 to January 2012, Mr. Gruber served on the board of directors of Green Harvest Technologies, LLC and from 2007 to 2008, he served on the board of directors of Outlast Technologies. In 2011, Mr. Gruber was awarded the University of Minnesota Outstanding Achievement Award. In 2008, Mr. Gruber was awarded the first ever George Washington Carver Award, recognizing significant contributions by individuals in the field of industrial biotechnology and its application in biological engineering, environmental science, biorefining and bio-based products. We believe Mr. Gruber’s qualifications to sit on our Board include his day-to-day knowledge of our company and its operations and his deep experience in our industry.

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Incumbent Class II Directors with Terms Expiring in 2024

Andrew J. Marsh, age 66, has served as a director since February 2015 and serves on our Compensation Committee (Chair). Since April 2008, Mr. Marsh has served as President and Chief Executive Officer of Plug Power Inc., an alternative energy technology provider engaged in the design, development, manufacture, and commercialization of fuel cell systems for the industrial off-road markets worldwide. Previously, Mr. Marsh was a co-founder of Valere Power (“Valere”), where he served as Chief Executive Officer and a board member from Valere’s inception in 2001 through its sale to Eltek ASA in 2007. Prior to founding Valere, Mr. Marsh spent almost 18 years with Lucent Bell Laboratories in a variety of sales and technical management positions. Mr. Marsh is a prominent voice leading the hydrogen and fuel cell industry. Nationally, Mr. Marsh is the Chairman of the Fuel Cell and Hydrogen Energy Association and sits as a member of the Hydrogen and Fuel Cell Tactical Committee. We believe Mr. Marsh’s qualifications to sit on our Board include his years of experience as an executive in the alternative energy industry.

Jaime Guillen, age 60, has served as a director of the Company since August 2021 and serves on the Audit Committee (Chair). Since 2014, Mr. Guillen has served as a Managing Partner at Faros Infrastructure Partners LLC, an investment firm with offices in United Kingdom, United States and Mexico. Mr. Guillen is also the Head of Asset Management for Mexico Infrastructure Partners and has approximately 30 years of experience in equity investments, project finance, project development, commercial contract negotiations, and company operations in a variety of sectors including energy, transport, natural resources, private equity and fund management. Earlier in his career, Mr. Guillen worked for major international firms including as Chief Executive Officer of Alterra Partners, Managing Director for Bechtel Enterprises and as a Vice President of Bechtel Financing Services. Mr. Guillen currently serves as the Chairman of the Board of Directors of Polaris Infrastructure Inc. (TSX: PIF), a Toronto-based publicly listed company engaged in the operation, acquisition and development of renewable energy projects in Latin America.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and urges you to vote for the ratification of Grant Thornton LLP’s appointment. Grant Thornton LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2016. Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our Second Amended and Restated Bylaws (“Bylaws”) or otherwise. However, the Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

We expect representatives of Grant Thornton LLP to virtually attend at the Annual Meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of Grant Thornton LLP will have the opportunity to make a statement if they so desire.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed or accrued for professional services rendered by Grant Thornton LLP during the last two fiscal years:

Type	2021	2020
Audit Fees	$932,652	$608,000
Audit-Related Fees	—	—
Tax Fees	44,000	—
All Other Fees	—	—
Total Fees	$976,652	$608,000

Audit Fees — These fees are composed of professional services rendered for the audit of our annual financial statements, review of financial statements included in our registration statements and quarterly reports filed with the SEC, and services that are normally provided by the independent auditors in connection with other statutory and regulatory filings made by the Company during those fiscal years. Audit fees also include comfort letters, consents for other SEC filings and reviews of documents filed with the SEC. The increase in audit fees in 2021 is mainly due to the assurance work related to our 2021 debt and equity financings, as well as the first year implementation and compliance costs relating to the review and testing of our controls environment for the purposes of Section 404 of the Sarbanes-Oxley Act.

Tax Fees — These fees are composed of tax transfer pricing services.

Audit Committee’s Pre-Approval Policies and Procedures

Before our independent registered public accounting firm is engaged by us to render audit or non-audit services, each such engagement is approved by our Audit Committee. From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The Audit Committee pre-approved all services performed by, and audits fees paid to, our independent registered public accounting firm during fiscal years 2021 and 2020.

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Our Audit Committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our Audit Committee pursuant to this delegated authority is reported at the next meeting of our Audit Committee.

Vote Required and Board Recommendation

Stockholder ratification of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person, including by means of remote communication, or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal control over financial reporting and disclosure controls and procedures. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

We have reviewed and discussed with management and Grant Thornton LLP the Company’s audited financial statements. We discussed with Grant Thornton LLP the overall scope and plans of their audit. We met with Grant Thornton LLP, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2021, the Audit Committee has (i) reviewed and discussed with management the Company’s audited consolidated financial statements as of December 31, 2021, and for the year then ended; (ii) discussed with Grant Thornton LLP the matters required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; (iii) received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Jaime Guillen, Chair
Ruth I. Dreessen
Gary W. Mize

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” Alternately, you can request a copy of any of these documents free of charge by writing to our Secretary, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” These Corporate Governance Guidelines, which provide a framework for the conduct of our Board’s business, provide:

●	that the Board’s principal responsibility is to oversee the management of the Company (including human capital management);
●	criteria for Board membership;
●	that a majority of the members of the Board shall be independent directors;
●	limits on a director’s service on boards of directors of other public companies;
●	for the appointment of a lead independent director;
●	that the independent directors meet regularly in executive session;
●	that at least annually, the Board and its committees will conduct a self-evaluation;
●	that directors have complete access to all officers and employees; and
●

that the Board is charged with overseeing environmental, health, safety and sustainability matters of the Company, including those related to climate change, that are relevant to the Company’s activities and performance.

Director Independence

As required by Nasdaq listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards.

The Board has unanimously determined that all of our current directors, other than Mr. Gruber, our Chief Executive Officer, are “independent” directors as that term is defined by the Nasdaq listing standards. In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us). In addition, based upon such standards, the Board determined that Mr. Gruber is not “independent” because he is our Chief Executive Officer.

Board Leadership Structure

The Board believes that its current independent Chairman structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

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The Board believes it is in our best interests to make that determination based on current circumstances. The Board has, however, determined that an independent director serving as Chairman is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position in the current business environment, as well as the commitment required to serve as the Chairman. Ms. Ruth I. Dreessen is the independent Chairman of our Board and Mr. Patrick Gruber is our Chief Executive Officer. Ms. Dreessen was originally recommended for nomination to our Board by Mr. Gruber, was appointed to the Board in 2012 and was subsequently elected to the Board by our stockholders at the 2014, 2017 and 2020 Annual Meetings of Stockholders. The Board believes that the current structure of a separate Chairman and Chief Executive Officer is the optimum structure for the Company at this time.

Board Role in Risk Oversight

The risk oversight function of the Board is carried out by both the full Board and the Audit Committee. The Board regularly reviews information regarding environmental, health and, safety and sustainability concerns as well as our credit, liquidity and operations, and the risks associated with each. Our Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed about such risks by the committees.

Board Meetings and Annual Stockholders Meetings

The Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the Board committees. Regular communications between our directors and management also occur apart from meetings of the Board and Board committees. During 2021, there were 16 meetings of the Board. Each director attended at least 75% of the aggregate number of the total number of meetings of the Board (held during the period for which he or she has been a director) and the total number of meetings of the Board committees on which he or she served (during the periods that he or she served). While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. No directors attended the 2021 Annual Meeting of Stockholders, other than Mr. Gruber.

Information Regarding Board Committees

Our Board has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under written charters adopted by our Board, each of which is available on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” The following table provides membership as of April 20, 2022 and meeting information for 2021 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Patrick R. Gruber	—	—	—
Ruth I. Dreessen	✔	✔	✔(+)
William H. Baum	—	—	✔
Andrew J. Marsh	—	✔(+)	—
Gary W. Mize	✔	✔	—
Jaime Guillen	✔(+)	—	—
Total Meetings Held in 2021	6	8	6

(+)     Committee Chair

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Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee appoints the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Ruth I. Dreessen, Gary W. Mize and Jaime Guillen, each of whom is a non-employee member of our Board. In December 2021, Mr. Guillen rotated into the position of Chair of the committee. Our Board has determined that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has further determined that Mr. Guillen is our audit committee financial expert, as that term is defined under the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, a copy of which can be found on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” On an annual basis, the Audit Committee reviews and evaluates its written charter and the performance of the committee and its members, including compliance of the committee with its written charter.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee, which is comprised of independent directors, approves all issuances of stock options and other awards under our equity incentive plans. The Committee may form and delegate authority to subcommittees, as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not then subject to Section 16 of the Exchange Act.

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The current members of our Compensation Committee are Ruth I. Dreessen, Andrew J. Marsh and Gary W. Mize, each of whom is a non-employee member of our Board. Mr. Marsh serves as the Chair of the committee. Our Board has determined that each of the members of our Compensation Committee is an independent or outside director under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Code of 1986, as amended, relating to Compensation Committee independence. The Board also considered whether any member of the Compensation Committee has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director, and whether such director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. The Board concluded that there are no business relationships that would interfere with the exercise of independent judgment by any of the members of our Compensation Committee.

The Compensation Committee operates under a written charter, a copy of which can be found on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” On an annual basis, the Compensation Committee reviews and evaluates its written charter and the performance of the committee and its members, including compliance of the committee with its written charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Ruth I. Dreessen and William H. Baum, each of whom is a non-employee member of our Board. Ms. Dreessen serves as the Chair of the committee. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the SEC and Nasdaq relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which can be found on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” On an annual basis, the Nominating and Corporate Governance Committee reviews and evaluates its written charter and the performance of the committee and its members, including compliance of the committee with its written charter.

Board Diversity

The table below provides certain highlights of the composition of our Board members:

Board Diversity Matrix (As of April 1, 2022)
Total Number of Directors	6
	Female	Male
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
Hispanic or Latinx	–	1
White	1	4

Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Corporate Governance Committee considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics: experience, judgment, commitment (including having sufficient time to devote to the Company), skills, diversity and expertise appropriate for the Company. In assessing potential directors, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas.

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Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary, by the time period set forth in our Bylaws. See “Stockholder Proposals and Director Nominations.”

Each written recommendation must set forth, among other information:

●	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

●

the class, series and number of shares of common stock of the Company, and any convertible securities of the Company, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

●

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

●

any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder of record and any beneficial owner on whose behalf the nomination is being made has or shares a right to vote any shares of any class or series of the Company;

●

any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

●	the proposed director candidate’s name, age, business address and residential address;

●

complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

●

the class and number of shares of common stock of the Company that are beneficially owned by the proposed director candidate and any convertible securities of the Company that are beneficially owned by the director candidate as of the date of the written recommendation;

●	a completed and signed questionnaire, representation and agreement from the director candidate, as further described in our Bylaws; and

●

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

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Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as a director if so elected. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to director nominations.

If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Secretary will provide the foregoing information to the Nominating and Corporate Governance Committee.

Evaluating Nominees for Director

Our Nominating and Corporate Governance Committee considers director candidates that are suggested by members of the committee, other members of our Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth in our Bylaws, as described above. Our Board has in the past engaged a third-party search firm to identify potential candidates for consideration by the Nominating and Governance Committee and election to our Board. The Nominating and Corporate Governance Committee may, in the future, retain third-party search firms to identify Board candidates on terms and conditions acceptable to the Nominating and Corporate Governance Committee to assist in the process of identifying or evaluating director candidates. The Nominating and Corporate Governance Committee evaluates all nominees for director using the same approach whether they are recommended by stockholders or other sources. The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and the Company, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Board, the committees and the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating and Corporate Governance Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board

Any stockholder or interested party who desires to contact our Board, or specific members of our Board, may do so electronically by sending an email to the following address: directors@gevo.com. Alternatively, a stockholder may contact our Board, or specific members of our Board, by writing to: Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary. All such communications will be initially received and processed by the office of our Secretary. Communications concerning accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the Board, the non-employee directors or individual directors, as appropriate.

The Board has instructed the Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

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Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions), directors and consultants. Among other things, the code addresses business practices and principles of behavior that support our commitment to maintaining the highest standards of business conduct and ethics. The code also reflects our commitment to excellence in environmental, health, safety and sustainability practices and performance. The full text of our code of business conduct and ethics has been posted on our website at https://investors.gevo.com/ under the heading “Corporate Governance.” We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Stock Ownership Guidelines

Our Board believes that stock ownership by the Company’s directors and members of senior management better aligns their interests with those of our stockholders. Under the stock ownership guidelines established by the Board, each of the members of the Company’s senior management team and Board of has ownership targets for common stock of our company with an average market value equal to the following amounts for as long as he or she remains an executive officer or director:

Position	Stock Ownership Target
Chief Executive Officer	Five Times (5.0x) Base Salary
Other Senior Management (Senior Vice President or above)	Three Times (3.0x) Base Salary
Non-Employee Directors	Five Times (5.0x) Annual Cash Retainer

All individuals subject to these guidelines are expected to retain ownership of fifty percent (50%) of all stock received pursuant to equity incentive awards under the Company’s equity incentive plans (on an after-tax basis) until such individual’s applicable ownership level has been achieved. Each member of the senior management team is expected to meet the stock ownership guidelines within five years of the later of (i) April 14, 2016, and (ii) the date of hire. Each member of the Board is expected to meet the stock ownership guidelines within five years of the later of (i) April 14, 2016, and (ii) the date that he or she first becomes a member of the Board. All individuals subject to the guidelines were in compliance with the guidelines as of April 1, 2022.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. During the last completed fiscal year, no executive officer of the Company served as a member of the compensation committee or on the board of directors of any company at which a member of the Company’s Compensation Committee or Board of Directors served as an executive officer.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our Board compensation policy provides for the following compensation to our non-employee directors:

Annual Equity Grant. Each non-employee director receives an annual equity grant under our 2010 Plan in an amount valued at $125,000, subject to approval by the Compensation Committee.

Annual Cash Retainers. Each non-employee member of our Board receives an annual cash retainer of $85,000. The Chairman receives an additional annual cash retainer of $25,000; the Chair of the Audit Committee receives an additional annual cash retainer of $15,000; the Chair of the Compensation Committee receives an additional annual cash retainer of $15,000; and the Chair of the Nominating and Corporate Governance Committee receives an additional cash retainer of $10,000. Each member of a committee of the Board (other than the Chairs of such committees) receives an additional cash retainer of $5,000 for each committee they participate on. Beginning in 2022, annual cash retainers will be paid quarterly in arrears.

The Compensation Committee periodically reviews the compensation paid to non-employee directors to ensure that the compensation aligns the directors’ interests with the long-term interests of the stockholders. The Compensation Committee also considers whether the compensation paid to non-employee directors fairly compensates the Company’s directors when considering the work required in a company of the size and type of the Company.  In addition, the Compensation Committee considers other relevant factors, including periodic independent market assessments, director recruitment considerations and peer group compensation for non-employee directors to determine whether the Company’s non-employee director compensation is reasonable and competitive.

Each non-employee director is also reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.

We do not compensate Mr. Gruber, our Chief Executive Officer, for his service on the Board.

2021 Special Equity Compensation

In August 2021, in addition to the cash awards described above for service on the Board and Board committees, upon review of various factors, the Compensation Committee also approved special, one-time, equity awards to non-employee directors in lieu of the annual equity grants described above, with 50% of the awards in the form of stock options and 50% of the awards in the form of restricted common stock. The stock options and restricted common stock awards will vest in two installments over two years, subject to the director’s continued service on the vesting date. The factors considered by the Compensation Committee in granting the special equity awards included, among other things:

●

Better alignment of long-term incentives of non-employee directors with stockholders’ interests by providing equity compensation that links to our long-term financial success and to increases in stockholder value;

●	Inability to make awards consistent with director compensation policy in prior years;

●	Strengthened retention of the Company’s non-employee directors by increasing their stock ownership in the Company; and

●	Increased workload by non-employee directors over the past 5 years in connection with the development of the Company’s business, including capital raisings.

In 2022, the Compensation Committee expects to issue non-employee directors annual equity awards in an amount equal to $125,000 as described above in the section entitled “Non-Employee Director Compensation Policy”.

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2021 Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Ruth I. Dreessen	130,000	328,112	299,777	757,889
William H. Baum	90,000	328,112	299,777	717,889
Jaime Guillen	90,000	328,112	299,777	717,889
Andrew J. Marsh	100,000	328,112	299,777	727,889
Gary W. Mize	105,000	328,112	299,777	732,889
James Minho Roth (2)	—	—	—	—

(1) Represents the grant date fair value of restricted stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to our consolidated financial statements included in our 2021 Annual Report.

(2) Mr. Roth resigned as a director on January 31, 2021. No compensation was paid to Mr. Roth in 2021 for his service as a director.

The aggregate number of stock option and restricted stock awards outstanding for each of our non-employee directors as of December 31, 2021 is as follows:

Name	Number of Vested Stock Options	Number of Unvested Stock Options	Number of Unvested Shares of Restricted Stock
Ruth I. Dreessen	35	65,885	116,752
William H. Baum	—	65,885	116,752
Jaime Guillen	—	65,885	65,886
Andrew J. Marsh	35	65,885	116,752
Gary W. Mize	35	65,885	116,752
James Minho Roth (1)	—	—	—

(1) Mr. Roth resigned as a director on January 31, 2021.

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EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, as of April 20, 2022:

Name	Age	Position(s)
Patrick R. Gruber	61	Chief Executive Officer and Director
Christopher M. Ryan	60	President and Chief Operating Officer
L. Lynn Smull	61	Chief Financial Officer
Timothy J. Cesarek	58	Chief Commercial Officer
Paul D. Bloom	48	Chief Carbon Officer and Chief Innovation Officer
Geoffrey T. Williams, Jr.	53	Vice President - General Counsel and Secretary
Kimberly T. Bowron	52	Chief People Officer
Alisher Nurmat	52	Vice President and Controller

Biographical information for Mr. Patrick R. Gruber is provided above in this proxy statement as part of Proposal 1 - Election of Directors.

Christopher M. Ryan has served as President and Chief Operating Officer of the Company since June 2011, having previously served the Company as its Chief Technology Officer from September 2012 through March 2021 and its Executive Vice President, Business Development between June 2009 and June 2011. Prior to joining the Company, he co-founded NatureWorks in 1997. Mr. Ryan served as Chief Operating Officer for NatureWorks from 2008 to 2009 and Chief Technology Officer for NatureWorks from 2005 to 2008, where he was involved in the development and commercialization of that company’s new bio-based polymer from lab-scale production in 1992 through the completion of a $300 million world-scale production facility. Prior to 1992, Mr. Ryan served for four years in Corporate R&D for HB Fuller Company, a specialty chemical company. He has over 23 years of experience in strategic leadership, business development and research and product development in bio-based materials.

L. Lynn Smull has served as Chief Financial Officer of the Company since December 2019. Prior to joining the Company, Mr. Smull served as Chief Financial Officer of One Energy Enterprises, a wind-powered electric generation developer, constructor and owner, from April 2018 to August 2019. From September 2016 to March 2018, he served as President of WElink Energy US, LLC, a solar-powered electric generation developer, constructor and owner. Prior to WElink Energy US, LLC, Mr. Smull served as Head of Foresight Group US, LLC, a renewable energy private equity investor from March 2015 to August 2016, and as a private equity investment consultant with LLS Consulting from April 2013 to March 2015. Mr. Smull has over 30 years of experience in capital raising, investing, lending and M&A while working for firms such as Table Rock Capital, Bechtel, Salomon Brothers, Bank of America and Calpine.

Timothy J. Cesarek has served as Chief Commercial Officer of the Company since March 2018. Prior to joining the Company, Mr. Cesarek was the Senior Vice President, Global Business Development, of Enerkem, a waste to chemicals and fuels company, where he was responsible for leading the commercial and project development efforts from 2012 to 2018. From 2009 to 2012, Mr. Cesarek served as Managing Director in the Organic Growth Group and Organic Recycling business for Waste Management, Inc., where he was responsible for directly investing in opportunities for Waste Management to optimize the value of the waste it managed, particularly through waste conversion into biofuels, renewable chemicals, energy and lawn and garden products. Prior to Waste Management, Mr. Cesarek was the President of Koch Genesis Company LLC, an investment arm of Koch Industries, Inc., from 2001 to 2009, specializing in commercial ventures, licensing and early-stage investments in the petrochemicals, forest products, polymers, resins and consumer products industries. Mr. Cesarek has over 30 years of business development and private equity experience with over 15 of those years in renewable fuels, chemicals and energy.

Paul D. Bloom has served as Chief Carbon Officer and Chief Innovation Officer of the Company since September 2021, having previously served the Company as its Chief Technology Officer from March 2021 through September 2021. Prior to joining the Company, Mr. Bloom served as Vice President, Sustainable Materials for Archer-Daniels-Midland Company (“ADM”), a publicly-traded food processing and commodities trading company, from March 2020 until March 2021. From November 2013 through March 2020, Mr. Bloom served as Vice President, Process and Chemical Research at ADM and prior to that Mr. Bloom served in series of commercial and technical roles of increasing responsibility at ADM between 2001 and 2013.

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Geoffrey T. Williams, Jr. has served as Vice-President - General Counsel & Secretary of the Company since October 2020, having previously served as its General Counsel & Secretary since January 2016. Prior to joining the Company, he served as Chief Legal Officer and Secretary at Alacer Gold Corp., a publicly-traded gold mining company, from December 2011 until February 2014. From May 2009 through November 2011, he served as the Assistant General Counsel and Secretary of Intrepid Potash, Inc., a publicly-traded mining company. Prior to Intrepid Potash, Mr. Williams practiced corporate law for several large law firms where his practice focused on public and private mergers and acquisitions, corporate finance, securities offerings and regulation and corporate governance matters.

Kimberly Bowron has served as Chief People Resources Officer of the Company since September 2021, having previously served as the Chief Human Resources Officer from June 2021 until September 2021. Before joining the Company, from November 2018 to June 2021, Ms. Bowron was Director of Human Resources at Texas Petrochemicals Group (“TPC Group”), a private chemicals company. From 2017 to 2018, Ms. Bowron served as the Vice President of Human Resources at Health Consultants Incorporated, a private products and services company. From 2014 to 2016, Ms. Bowron served as Senior Vice President, Human Resources at Alert Logic, Inc., a privately held cyber security company, and from 2007 to 2014, she served as Chief Administrative Officer for Cadre Services Inc., a diversified oil field services company.

Alisher Nurmat has served as the Vice President and Controller for the Company since October 2021. Previously, Mr. Nurmat served as Vice President of Finance and Corporate Controller for Gold Resource Corporation, a publicly-traded gold and silver mining company, from November 2019 until September 2021. From July 2014 until November 2019, Mr. Nurmat served as the Corporate Controller for Gold Resource Corporation. Mr. Nurmat served as Assistant Controller for Alacer Gold Corporation, a publicly-traded gold mining company, from April 2012 to April 2014. Mr. Nurmat also previously served in various audit-related roles for Deloitte Touche Tohmatsu Limited and PricewaterhouseCoopers LLP.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables and accompanying narratives following this discussion:

Name	Position(s)
Patrick R. Gruber	Chief Executive Officer
L. Lynn Smull	Chief Financial Officer
Christopher M. Ryan	President and Chief Operating Officer
Timothy J. Cesarek	Chief Commercial Officer
Paul D. Bloom	Chief Carbon Officer and Chief Innovation Officer

Executive Summary

The primary objective of our executive compensation program is to attract and retain superior executive talent by providing competitive incentives to reward our executives for performance and aligning executive interests with those of our stockholders and the long-term strategic goals and objectives approved by our Board. Our compensation program is made up of the following direct compensation elements:

Element	Fixed or Variable	Purpose
Base Salary	Fixed

To attract and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Cash Incentive	Variable	To motivate and focus attention on the execution of our annual performance plan.
Equity Awards	Variable

To align executives’ interests with the interests of stockholders through equity-based compensation to ensure focus on long-term value creation and the Company’s strategic objectives, and to promote the long-term retention of our executives, non-employee directors and key management personnel.

2021 Company Performance

In 2021, our financial and business performance reflected continued growth, highlighted by the following:

●

In January 2021, we announced our initial greenfield Net-Zero Project ("Net-Zero 1 Project") that is currently planned to be constructed at Lake Preston, South Dakota. The Net-Zero 1 Project is expected to produce approximately 45 to 60 million gallons of hydrocarbons.

●

In January 2021, we completed a registered direct offering of 43.7 million shares of common stock (or common stock equivalents) at $8.00 per share. Total proceeds were $321.7 million, net of closing costs.

●	In January 2021, we raised $135.8 million, net of fees, by issuing 24.4 million shares of common stock through our at-the-market offering program.
●

In February 2021, we signed an amendment to our Fuel Sales Agreement with Scandinavian Airlines System for sustainable aviation fuel. The volume in the amendment is 5 million gallons per year and is a “take-or-pay” contract worth ~$100 million of revenue across the life of the contract.

●	In April 2021, we closed a $68,155,000 “Green Bond” private activity bonds offering (the “Green Bond Offering”) to finance the construction of our renewable natural gas (“RNG”) project.
●

In August 2021, our wholly-owned subsidiary, Gevo NW Iowa RNG, LLC (“Gevo RNG”), signed binding, definitive agreements with BP Canada Energy Marketing Corp. and BP Products North America Inc. for the sale of RNG.

●

In September 2021, we signed a letter of intent with Chevron U.S.A. Inc. (“Chevron”), a subsidiary to Chevron Corporation, to jointly invest in building and operating one or more new facilities that would process inedible corn to produce sustainable aviation fuel, which can lower the lifecycle carbon intensity of fuels used in the aviation industry.

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●

In September 2021, we entered into an asset purchase agreement with Butamax Advanced Biofuels LLC (“Butamax”) and its affiliate, Danisco US Inc., to acquire certain patents, leaving us as the only entity with full rights to sublicense the entire Gevo/Butamax isobutanol and isobutanol derivatives patent estate in the fields of fuels, isooctane, industrial chemicals, isobutylene, oligomerized isobutylene, and para-xylene.

●

In October 2021, we entered into an agreement with Axens North America, Inc. (“Axens”) that establishes a strategic alliance aimed at accelerating the commercialization of sustainable ethanol-to-jet projects in the United States. The production technology to convert ethanol to hydrocarbons has been exclusively licensed to Gevo in the United States by Axens and incorporates more than 60 patents, as well as proprietary production technology and know-how.

●

In October 2021, we signed a memorandum of understanding (“MoU”) with Archer-Daniels-Midland Company (“ADM”) to support the production of sustainable aviation fuel (“SAF”) and other low carbon-footprint hydrocarbon fuels. The MoU contemplates the production of both ethanol and isobutanol that would then be transformed into renewable low carbon-footprint hydrocarbons using Gevo’s processing technology and capabilities.

●

In November 2021, we signed a MoU with Sweetwater Energy, Inc., regarding the use of sustainably sourced agricultural residues and woody biomass as a feedstock for producing cellulosic alcohols and energy-dense renewable liquid hydrocarbons.

●	In December 2021, we entered into a financeable fuel supply agreement with Kolmar Americas Inc. for 45 million gallons per year of renewable, energy-dense liquid hydrocarbons.
●	We ended 2021 with cash, cash equivalents, restricted cash and marketable securities of $475.8 million.

Executive Compensation Highlights

We believe that our executive compensation program is well-structured to support our business objectives, and we also believe that our compensation programs and policies reflect an overall pay-for-performance philosophy that is closely aligned with the long-term interests of our stockholders. We believe the following key factors should be considered when reviewing the compensation of our named executive officers.

Overall Executive Compensation Program

The years of 2020 and 2021 saw unprecedented highs in turnover, with the Bureau of Labor statistics reporting separation rates of 47.2% in 2021 and 57.3% in 2020. We believe that this combined with the strong interest in our industry has made our executive team highly sought after. The Compensation Committee generally targets total cash compensation at the 50th percentile of our peer group, subject to adjustments that account for performance, tenure, organizational criticality, and internal equity considerations. Our annual incentive bonus opportunity is contingent on our financial and business performance and in 2021 we paid out at 90% of target for all named executive officers, reflecting achievement of most of our operational and financial objectives for 2021. The Compensation Committee sets targets for annual equity compensation for each of the executive officers. The targets are informed by a survey of our peer group’s and similar companies’ pay practices. The Compensation Committee does not target a specific percentile ranking against our peer group and may grant long-term incentive awards at the higher end of the range for a variety of factors, including individual performance and to reflect their importance to the Company’s success. The actual grant date value of equity compensation awarded is individually determined at the discretion of the Compensation Committee. Consideration is given to the individual’s skills, experience and future potential to positively impact the Company’s performance, prior years’ award values, equity ownership level in the Company, as well as the individual’s and Company’s performance in the prior year. In 2021, the Compensation Committee granted our named executive officers an approximate equity mix of 50% stock options and 50% restricted stock. The ultimate value of equity grants is dependent on our stock price on the date of exercise and reflects the Compensation Committee’s attempt to further incent and align the long-term interests of our executives with those of our stockholders, while providing a strong retention tool. We believe that the one-time long-term incentive compensation awards issued in 2021 along with the adjustments to total cash compensation were instrumental in retaining our named executive officers and incentivizing them to continue working for the Company.

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Compensation Governance Highlights

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Compensation Committee has established the following policies and practices:

Things We Do:	Things We Don’t Do:

✓    Pay for Performance. We link a significant portion of total compensation to performance.

✓    Independent Compensation Committee. The Compensation Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

✓    Independent Compensation Consultant. The Compensation Committee has retained an independent compensation consultant to provide data and information for use in the Committee’s decision-making.

✓    Meaningful Stock Ownership Guidelines. The Chief Executive Officer is expected to own 3x his salary and other senior management is expected to own 2x their salary; directors have a 3x their annual cash retainer holding expectation

✘    No Excise Tax Gross-Ups. We do not provide our management with “excise tax gross-ups” in the event of a change of control.

✘    Ban on Short Sales, Hedging and Pledging. We do not allow our management or directors to engage in hedging (including through derivative securities) or pledging transactions in our stock.

✘    No Enhanced Benefit Programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees.

✘    No Option Repricing. We are not permitted to reprice stock options without stockholder approval.

✘    Limited Perquisites. Our management receives minimal perquisites.

✘    No Evergreen Provisions. Our equity compensation plans do not contain any “evergreen” provisions to increase shares available for issuance as equity awards. Any increase in available shares for equity awards must be approved by stockholders.

2021 Say-on-Pay Vote

At our annual meeting of stockholders in June 2021, we held an advisory stockholder vote to approve the compensation of our named executive officers, which we refer to as say-on-pay. The compensation of our named executive officers reported in our 2021 proxy statement was approved by approximately 86% of the votes cast at the 2021 annual meeting of stockholders. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our advisory say-on-pay votes and feedback from stockholders when making future compensation decisions for our named executive officers.

Executive Compensation Philosophy and Objectives

Our primary objective with respect to executive compensation is to attract, retain and motivate superior executive talent with the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

●	provide competitive incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value;

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●

align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value;

●	provide long-term incentives that promote executive retention; and

●	align our executives with the long-term strategic goals and objectives approved by our Board.

To achieve these objectives, our executive compensation program ties a significant portion of each named executive officer’s overall compensation to key corporate financial goals. We have also historically provided a portion of our executive compensation in the form of equity awards that vest over time, which we believe helps to retain our named executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of our common stock.

Role of Compensation Committee, Management and Compensation Consultant

Our Compensation Committee makes all compensation decisions regarding our named executive officers. Our Compensation Committee is charged with, among other things, the responsibility of reviewing our named executive officer compensation policies and practices.

Our Chief Executive Officer annually reviews the performance of each of our named executive officers, other than himself, and, based on these reviews, makes recommendations to our Compensation Committee regarding salary adjustments, annual incentive bonus payments and equity incentive awards for such named executive officers. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our named executive officers, he is in a unique position to provide the Compensation Committee with perspective into the performance of our executive officers in light of our business at a given point in time. While the Compensation Committee considers the Chief Executive Officer’s reviews and recommendations, the Compensation Committee decides the compensation of our named executive officers and also considers, among other things, company and individual performance, peer group data and recommendations from the Compensation Committee’s independent compensation consultant, as further described below.

As part of the 2021 compensation process, our Compensation Committee retained Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”) as its independent compensation consultant. Aon has served in this capacity since March 2021. Aon provided advisory services with respect to executive and equity compensation as directed by the Compensation Committee. From time to time, Aon provides additional services to management in the areas of non-executive compensation, with all such services being approved by the chair of the Compensation Committee before any services are provided. Prior to engaging Aon, our Compensation Committee considered the independence of Aon in accordance with the applicable regulations mandated by Nasdaq and the SEC. After conducting this assessment, our Compensation Committee did not identify any conflicts of interest with respect to Aon.

The Compensation Committee took the results of Aon’s comparative analyses of our peer group (as described below), as well as the considerations provided by Aon with respect to components and levels of compensation for our named executive officers, under advisement in determining competitive market practice in our industry. The Compensation Committee considered the assessment of peer group market compensation, historical compensation levels, subjective assessments of individual performance and worth and other subjective factors in establishing and approving the various elements of our executive compensation program for 2021. After considering the data and information provided by Aon, the Compensation Committee made its own determinations about the compensation granted in 2021, including the 2021 equity awards, to our Chief Executive Officer, our other named executive officers and our non-employee directors.

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Peer Group

For 2021, our Compensation Committee identified certain peer group data with the assistance of Aon. Our peer companies are selected from publicly-traded companies based in the U.S. in similar or adjacent industries and then further refined to more closely align with us based on revenue, market capitalization, and employee headcount. The Compensation Committee also takes into consideration our stage of development, net income (loss), other key financial metrics, and the lack of many direct peers in our industry and key competitors for talent. At the time the peer group was approved by the Compensation Committee, our market capitalization was positioned at approximately the 33rd percentile of our peer group, and our annual revenue was positioned at approximately the 29th percentile of our peer group. The Compensation Committee believes that the companies selected to our peer group are broadly comparable to us and represent our labor market for talent for key leadership positions. Our Compensation Committee annually reviews our peer group with Aon to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies or groups are necessary to provide appropriate information on market practices and compensation levels. The Compensation Committee, based on analysis and recommendations from Aon, approved our peer group in July 2021.

Our peer group for 2021 compensation purposes was:

Aemetis, Inc.	Aeva Technologies, Inc.	Clean Energy Fuels Corp.
Danimer Scientific, Inc.	Eos Energy Enterprises, Inc.	FuelCell Energy, Inc.
FutureFuel Corp.	Global Clean Energy Holdings, Inc.	Green Plains, Inc.
Hyliion Corp.	Ouster, Inc.	PureCycle Technologies, Inc.
Renewable Energy Group, Inc.	Romeo Power, Inc.	Velodyne Lidar, Inc.
View, Inc.	Workhorse Group, Inc.	XL Fleet Corp.
Zymergen, Inc.

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

●	base salaries;

●	annual incentive bonuses; and

●	equity incentive awards.

Base Salaries

We use competitive base salaries to attract and retain qualified executives with the knowledge, skills, and abilities necessary to successfully execute their job responsibilities to help us achieve our growth and performance goals. Base salaries are intended to recognize a named executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.

Our Compensation Committee annually evaluates adjustments to named executive officer base salary levels, including:

●	recommendations from our Chief Executive Officer (for named executive officers other than himself);

●	the named executive officer’s skills and experience;

●	the particular importance of the named executive officer’s position to us;

●	the named executive officer’s individual performance;

●	the named executive officer’s growth in his or her position; and

●	the results of Aon’s comparative assessment regarding base salaries for comparable positions at peer companies.

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The 2021 base salaries of our named executive officers are below:

Named Executive Officer	2021 Base Salary	Increase Over 2020 Base Salary
Patrick R. Gruber (1)	$500,000	-
L. Lynn Smull (2)	$360,000	20.0%
Christopher M. Ryan (3)	$415,000	9.2%
Timothy J. Cesarek (4)	$360,000	10.8%
Paul D. Bloom (5)	$360,000	N/A

(1) Mr. Gruber’s base salary was below the 50th percentile of base salaries for his position within our peer group but Mr. Gruber declined an increase in his base salary.

(2) Mr. Smull’s base salary was increased by 20% during 2021 in order to bring him up to approximately the 50th percentile of base salaries for his position within our peer group.

(3) Mr. Ryan’s base salary was increased by 9.2% during 2021 in order to bring him up to approximately the 50th percentile of base salaries for his position within our peer group.

(4) Mr. Cesarek’s base salary was increased by 10.8% during 2021 in order to bring him up to approximately the 50th percentile of base salaries for his position within our peer group.

(5) Mr. Bloom joined the Company in April 2021.

Annual Incentive Bonuses

The Compensation Committee believes that annual incentive bonuses that are awarded to our named executive officers based on Company and individual performance goals provide our named executive officers additional incentive to outperform our financial goals, increase stockholder value and ensure that we attract and retain talented named executive officers. Each year, the Compensation Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive’s base salary, based on various factors, including the results of Aon’s comparative assessment regarding annual incentive award targets for comparable positions at peer companies, the estimated contribution and responsibility of the individual named executive officer and market practices.

For 2021, the targets for our named executive officers and actual payouts were as follows:

Named Executive Officer	2021 Annual Incentive Target (As a Percentage of Base Salary)	Actual 2021 Annual Incentive Payment (As a Percentage of Base Salary) (1)
Patrick R. Gruber	100%	90%
L. Lynn Smull	65%	52%
Christopher M. Ryan	75%	64%
Timothy J. Cesarek	65%	59%
Paul D. Bloom(2)	40%	28%

(1) Calculated using the base salaries for the named executive officers as of December 31, 2021. Annual incentive payments were made based on a percentage of the average base salaries that the named executive officer earned during 2021.

(2) Mr. Bloom joined the Company in April 2021 and, as a result, his 2021 bonus was prorated.

Our Compensation Committee assesses the achievement of corporate and individual goals and performance at the end of each fiscal year to determine the appropriate bonus for each named executive officer. The Compensation Committee approved the annual incentive bonuses at 90% of target amounts based on, among other factors:

●	Progress on the engineering and financing of the Net-Zero 1 Project;
●	Substantial completion of the Gevo RNG project;
●	Securing additional revenue contracts for the Net-Zero 1 Project and other future plants; and
●	Effective use of overall cash spending by the Company.

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Equity Incentive Awards

We believe that our long-term performance is enhanced through equity awards to our named executive officers. Equity awards are designed to reward our named executive officers for maximizing stockholder value over time, retain the services of our named executive officers, ensure focus on long-term value creation and our strategic objectives and align the long-term interests of our named executive officers with those of our stockholders. All equity incentive awards granted to our named executive officers are approved by our Compensation Committee. Equity incentive awards to our named executive officers are made in the form of stock options with exercise prices equal to the closing market price of our common stock on the date of grant and time-vesting restricted stock awards. We believe that equity incentive awards:

●

provide our named executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making. Since stock options realize value only through stock price appreciation, the value realized upon the exercise of vested stock options directly aligns the compensation earned with the value stockholders receive over the same period;

●	create an ownership culture by aligning the interests of our named executive officers with the creation of long-term value for our stockholders; and

●	further our goal of executive retention.

The equity awards granted to our named executive officers in 2021 (including the special equity awards described below) were as follows:

Named Executive Officer	Stock Options (#)	Restricted Stock (#)
Patrick R. Gruber	1,045,800	1,045,800
L. Lynn Smull	392,175	392,175
Christopher M. Ryan	522,900	522,900
Timothy J. Cesarek	392,175	392,175
Paul D. Bloom	392,175	434,379

The stock option grants have an exercise price equal to the closing price of our stock price on the grant date, and vest as to 33% of the options shares on the first anniversary of the grant date, with the remaining option shares vesting in annual installments over the subsequent two years, provided that the named executive officer remains in continuous service with us as of each vesting date. The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the vesting date (or in the case of Mr. Bloom’s initial restricted stock award, beginning on the grant date), provided that the named executive officer remains in continuous service with us as of each vesting date.

2021 Special Equity Awards. In August 2021, the Compensation Committee approved special, one-time, equity awards to our Chief Executive Officer and other named executive officers, with 50% of the awards in the form of stock options and 50% of the awards in the form of restricted common stock. The factors considered by the Compensation Committee in granting the special equity awards included, among other things:

●

Better alignment of the long-term incentives of the Chief Executive Officer and other named executive officers with stockholders’ interests by providing equity compensation that links to our long-term financial success and to increases in stockholder value;

●	Inability to make awards consistent with compensation philosophy and, in some cases, contractual commitments, in prior years; and

●	Strengthened retention of the Company’s Chief Executive Officer and other named executive officers by increasing their stock ownership in the Company.

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In 2022, the Compensation Committee intends to issue equity awards to the Chief Executive Officer and other named executive officers at lower levels that are more consistent with the historical practice of the Company prior to 2021.

April 2021 New Hire Grant. In April 2021, the Compensation Committee approved a sign-on grant of 42,204 shares of restricted stock to Mr. Bloom in order to induce him to join the Company and to immediately and significantly incentivize and align his interests with those of our stockholders. A portion of the grant vested immediately with the remaining shares vesting over a two-year period.

Other Compensation Policies and Practices

Other Employee Benefits

We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, medical, dental and vision care plans, life insurance, short- and long-term disability policies, paid vacation, paid sick time, and company holidays. Our named executive officers are eligible to participate in each of these programs on the same terms as non-executive employees.

Corporate Apartment Perquisite

Mr. Gruber received reimbursement for the cost of a corporate apartment, grossed up for related payroll taxes. This benefit was negotiated with Mr. Gruber at the time of his initial employment with the Company and was deemed a reasonable expense and necessary inducement to his employment with the Company. The Compensation Committee periodically reviews this benefit and has determined it is a reasonable expense.

Severance and Change of Control Arrangements

We have entered into employment agreements with certain of our named executive officers. Each of these agreements provides the applicable named executive officer with certain severance benefits in connection with certain terminations of the executive’s employment both before and after a change of control. The Compensation Committee believes that reasonable severance and change of control protections for those named executive officers strengthens our competitive compensation package by providing us with a recruitment and retention benefit, aligns the interests of the named executive officers with those of the stockholders and ensures continued dedication to the Company in change of control situations that may result in personal uncertainties.

Clawback Policy

In April 2022, our Compensation Committee and Board adopted a Compensation Clawback Policy that covers any annual incentive or other performance-based compensation awards received by an executive officer of the Company on or after April 1, 2022. The policy provides that each executive officer shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board, if: (i) the payment, grant or vesting of the awards was based on the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the SEC; (ii) the Board determines in its sole discretion, exercised in good faith, that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement; (iii) the amount of the compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received; and (iv) the Board determines in its sole discretion that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the awards.

Anti-Hedging and Anti-Pledging Policy

As part of the Company’s Insider Trading Policy, the Company adopted a policy prohibiting all directors, officers and employees of the Company from engaging in any hedging or pledging transactions with respect to shares of the Company’s common stock. Transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, on the Company’s common stock are also prohibited,

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Tax Considerations

Our Board and Compensation Committee will consider the tax impacts of our executive compensation program but retain the flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders.

Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applies to plans, agreements and arrangements that provide for the deferral of compensation, and imposes penalty taxes on employees if those plans, agreements and arrangements do not comply with Section 409A. We have sought to structure our executive compensation arrangements to be exempt from, or comply with, Section 409A.

Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. Our Compensation Committee and Board, after considering the potential impact of the application of Section 162(m) of the Code, have and may in the future provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Accounting Considerations

ASC Topic 718, Compensation - Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2022 Annual Meeting of Stockholders.

Respectfully submitted,

COMPENSATION COMMITTEE

Andrew J. Marsh, Chair
Ruth I. Dreessen
Gary W. Mize

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

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EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers during the years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick R. Gruber	2021	500,000	450,000		5,208,084	4,800,222	60,573	11,018,879
Chief Executive Officer	2020	466,667	250,000		793,120	—	63,129	1,572,916
	2019	500,000	20,5000		849,999	—	58,361	1,613,360
L. Lynn Smull(4)	2021	320,769	188,325		1,953,032	1,800,083	—	4,262,209
Chief Financial Officer	2020	293,077	120,000		268,567	—	—	681,644
	2019	—	25,000	(6)	150,000	—	—	175,000
Christopher M. Ryan	2021	385,192	265,132		2,604,042	2,400,111	—	5,654,477
President and Chief	2020	312,667	134,000		321,778	—	—	768,445
Operating Officer	2019	335,000	116,580		335,000	—	—	786,580
Timothy J. Cesarek	2021	354,615	210,600		1,953,032	1,800,083	—	4,318,330
Chief Commercial Officer	2020	303,334	130,000		312,172	—	24,459	769,965
	2019	325,000	113,100		325,001	—	57,642	820,743
Paul D. Bloom(5)	2021	276,923	101,116		2,313,032	1,800,083	59,900	4,551,054
Chief Carbon Officer and
Chief Innovation Officer

(1)

The “Bonus” column represents discretionary bonuses earned pursuant to our annual incentive bonus program. Under the terms of their respective employment agreements, each executive is eligible to receive a bonus based on the achievement of certain business goals set by our Board on an annual basis.

(2)

Represents the grant date fair value of restricted stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to our consolidated financial statements included in our 2021 Annual Report.

(3)

For Mr. Gruber, represents $30,000, $34,102 and $30,000 for payments to maintain a corporate apartment in 2021, 2020 and 2019, respectively, and $30,573, $29,027 and $28,361 for related tax gross-up assistance in 2021, 2020 and 2019, respectively. For Mr. Cesarek, represents $14,345 and $33,807 to maintain a corporate apartment in 2020 and 2019, respectively, and $10,114 and $23,835 for related tax gross-up assistance in 2020 and 2019, respectively. For Mr. Bloom, represents a relocation bonus of $59,900 in 2021.

(4)	Mr. Smull joined the Company in December 2019.

(5)	Mr. Bloom joined the Company in April 2021.

(6)	Represents a signing bonus granted to Mr. Smull in 2019.

GEVO, INC. | 2022 PROXY STATEMENT | 34

Grants of Plan-Based Awards Table for 2021

The following table summarizes certain information regarding grants made to each of the Named Officers during 2021 under the 2010 Plan:

Name	Type of Award	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Patrick R. Gruber	Stock Option	8/20/2021(1)	—	1,045,800	4.98	4,800,222
	Restricted Stock	8/20/2021(1)	1,045,800	—	—	5,208,084
L. Lynn Smull	Stock Option	8/20/2021(1)	—	392,175	4.98	1,800,083
	Restricted Stock	8/20/2021(1)	392,175	—	—	1,953,032
Christopher M. Ryan	Stock Option	8/20/2021(1)	—	522,900	4.98	2,400,111
	Restricted Stock	8/20/2021(1)	522,900	—	—	2,604,042
Timothy J. Cesarek	Stock Option	8/20/2021(1)	—	392,175	4.98	1,800,083
	Restricted Stock	8/20/2021(1)	392,175	—	—	1,953,032
Paul D. Bloom	Stock Option	8/20/2021(1)	—	392,175	4.98	1,800,083
	Restricted Stock	8/20/2021(1)	392,175	—	—	1,953,032
	Restricted Stock	4/7/2021(2)	42,204	—	—	360,000

(1)

The options and restricted stock are scheduled to vest in three equal installments on the first three anniversaries of the grant date, subject to the executive officer’s continued service on the vesting date.

(2)

One-third of the restricted stock award vested upon grant, and the remaining amount will vest in equal installments on the first two anniversaries of the grant date, subject to Mr. Bloom's continued service.

GEVO, INC. | 2022 PROXY STATEMENT | 35

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards of our named executive officers as of December 31, 2021:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)
Patrick R. Gruber	8/20/2021	—		1,045,800	(2)	4.98	8/20/2031	1,622,270	(3)	6,943,316
	7/9/2015	178		—		876.00	7/29/2025	—		—
L. Lynn Smull	8/20/2021	—		392,175	(2)	4.98	8/20/2031	628,478	(4)	2,691,041
Christopher M. Ryan	8/20/2021	—		522,900	(2)	4.98	8/20/2031	750,097	(5)	3,210,415
	8/9/2018	64,327	(8)	—		3.45	8/9/2028	—		—
	7/9/2015	156		—		876.00	7/29/2025	—		—
Timothy J. Cesarek	8/20/2021	—		392,175	(2)	4.98	8/20/2031	612,590	(6)	2,621,885
	5/2/2018	3,412	(8)	—		138.00	5/2/2028	—		—
Paul D. Bloom	8/20/2021	—		392,175	(2)	4.98	8/20/2031	420,311	(7)	1,798,931

(1)	Based on the closing price of a share of the Company’s common stock on the Nasdaq Capital Market of $4.28 on December 31, 2021.

(2)	Assuming continued employment, the stock options will vest in increments of 33.33% on August 20, 2022, August 20, 2023 and August 20, 2024.

(3)	Assuming continued employment, the restricted stock awards will vest as follows: 576,470 on July 6, 2022; 348,600 on August 20, 2022; 348,600 on August 20, 2023; and 348,600 on August 20, 2024.

(4)

 Assuming continued employment, the restricted stock awards will vest as follows: 203,460 on July 6, 2022; 130,725 on August 20, 2022; 33,113 on December 16, 2022; 130,725 on August 20, 2023; and 130,725 on August 20, 2024.

(5)	Assuming continued employment, the restricted stock awards will vest as follows: 227,197 on July 6, 2022; 174,300 on August 20, 2022; 174,300 on August 20, 2023; and 174,300 on August 20, 2024.

(6)	Assuming continued employment, the restricted stock awards will vest as follows: 220,415 on July 6, 2022; 130,725 on August 20, 2022; 130,725 on August 20, 2023; and 130,725 on August 20, 2024.

(7)

Assuming continued employment, the restricted stock awards will vest as follows: 14,068 on April 7, 2022; 130,725 on August 20, 2022; 14,068 on April 7, 2023; 130,725 on August 20, 2023; and 130,725 on August 20, 2024.

(8)	Represents a SAR award that may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion.

GEVO, INC. | 2022 PROXY STATEMENT | 36

Option Exercises and Stock Vested Table for 2021

The following table summarizes certain information regarding exercises of option and vestings of restricted stock during 2021 for each of the named executive officers. No stock options were exercised by our named executive officers in 2021.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Patrick R Gruber	800,154	5,742,765
L. Lynn Smull	263,572	1,553,963
Christopher M. Ryan	315,355	2,263,327
Timothy J. Cesarek	305,941	2,195,761
Paul D. Bloom	14,068	120,000

(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits

We currently have no defined benefit pension plans covering any of the named executive officers.

Nonqualified Deferred Compensation

We currently have no nonqualified deferred compensation plans covering any of the named executive officers.

Employment Arrangements

Patrick R. Gruber

In June 2010, we entered into an employment agreement with Mr. Gruber, which became effective upon the closing of our initial public offering. Under his employment agreement (as amended in December 2011 and February 2015), Mr. Gruber’s base salary was initially set at $500,000 per year, subject to annual review and adjustment by our Board. Mr. Gruber is eligible to receive an annual bonus of up to 50% of his base salary based on the achievement of certain business goals set by our Board, and he may receive additional bonus amounts at the discretion of our Board. Pursuant to the terms of the employment agreement, Mr. Gruber is eligible to receive an annual incentive award with a fair market value equal to $850,000 on the date of grant, consisting of restricted stock and/or stock options, and he is eligible to receive additional stock awards at the discretion of our Board. Mr. Gruber is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Gruber’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Mr. Gruber’s employment is terminated without cause (as defined in his employment agreement) (other than by death or disability), or if he terminates his employment with us for good reason (as defined in his employment agreement), he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment equal to two years of his base salary then in effect plus 200% of his eligible bonus for the preceding year. Additionally, Mr. Gruber and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of 12 months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest.

GEVO, INC. | 2022 PROXY STATEMENT | 37

Mr. Gruber’s employment agreement also provides certain payments and benefits to Mr. Gruber in circumstances involving a change of control, as described below in the section entitled “—Potential Payments upon Termination and Change of Control.”

L. Lynn Smull

In November 2019, we entered into an offer letter agreement with Mr. Smull. Under the offer letter agreement, Mr. Smull’s base salary was initially set at $300,000, subject to annual review and adjustment by our Board. Mr. Smull is eligible to receive an annual bonus of up to 40% of his base salary and an annual incentive award in equity of up to 30% of his annual salary, each of which may or may not be granted in the sole discretion of our Board.

Mr. Smull is an at-will employee of the Company and his employment relationship can be terminated by either him or us for any reason, at any time, with or without notice and with or without cause. Upon termination of Mr. Smull’s employment with the Company for any reason, he will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of termination of employment, and his benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. In the event that Mr. Smull is terminated for any reason, Mr. Smull will be entitled to a payment of three months of his annual base salary.

Christopher M. Ryan

In June 2010, we entered into an employment agreement with Mr. Ryan, which became effective upon the closing of our initial public offering. Under the employment agreement, Mr. Ryan’s base salary was initially set at $325,000 per year, subject to annual review and adjustment by our Board. Mr. Ryan is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board. Pursuant to the terms of the employment agreement, Mr. Ryan is eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options, and is eligible to receive additional stock awards at the discretion of our Board. Mr. Ryan is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Ryan’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Mr. Ryan’s employment is terminated without cause (as defined in his employment agreement) (other than by death or disability), or if he terminates his employment with us for good reason (as defined in his employment agreement), he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment, equal to one year of his base salary then in effect plus 100% of his eligible bonus for the preceding year. Additionally, Mr. Ryan and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest.

GEVO, INC. | 2022 PROXY STATEMENT | 38

Mr. Ryan’s employment agreement also provides certain payments and benefits to Mr. Ryan in circumstances involving a change of control, as described below in the section entitled “—Potential Payments upon Termination and Change of Control.”

Timothy J. Cesarek

In February 2018, we entered into an employment agreement with Mr. Cesarek, which became effective upon the start of his employment with the Company on March 26, 2018. Under the employment agreement, Mr. Cesarek’s base salary was initially set at $325,000 per year. Mr. Cesarek is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board on an annual basis and may receive additional bonus amounts at the discretion of our Board.

Mr. Cesarek is an at-will employee of the Company and his employment relationship can be terminated by either him or us for any reason, at any time, with or without notice and with or without cause. Upon termination of Mr. Cesarek’s employment with the Company for any reason, he will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of termination of employment, and his benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. In the event that Mr. Cesarek is terminated for any reason after the anniversary of his first year of service, other than a termination for cause, and such termination results in Mr. Cesarek incurring a “separation from service” within the meaning of Section 409 of the Internal Revenue Code of 1986, as amended, Mr. Cesarek will be entitled to a lump sum payment of nine months of his annual base salary, and the Company will vest all of his unvested stock options or equity awards (if any) outstanding at the time of such termination, provided that within 60 days of termination, Mr. Cesarek signs and returns to the Company a separation and release agreement.

Mr. Cesarek’s employment agreement also provides for certain payments and benefits to Mr. Cesarek in circumstances involving a change of control, as described below in the section entitled “—Potential Payments upon Termination and Change of Control.”

Paul D. Bloom

In February 2021, we entered into an offer letter agreement with Mr. Bloom. Under the offer letter agreement, Mr. Bloom’s base salary was initially set at $360,000, subject to annual review and adjustment by our Board. Mr. Bloom is eligible to receive an annual bonus of up to 40% of his base salary and an annual incentive award in equity of up to 70% of his annual salary, each of which may or may not be granted in the sole discretion of our Board.

Mr. Bloom is an at-will employee of the Company and his employment relationship can be terminated by either him or us for any reason, at any time, with or without notice and with or without cause. Upon termination of Mr. Bloom’s employment with the Company for any reason, he will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of termination of employment, and his benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. In the event that Mr. Bloom is terminated for any reason, Mr. Bloom will be entitled to a payment of six months of his annual base salary and up to 50% of his target bonus (if bonus targets have already been achieved as determined by our Board).

Potential Payments upon Termination and Change of Control

Pursuant to the employment agreements with Messrs. Gruber and Ryan, in the event of a change of control, each of these executives (if still employed by the Company) is entitled to receive a lump-sum payment equal to two times the sum of (i) his annual base salary in effect immediately prior to such change of control and (ii) 100% of his eligible bonus for the year preceding the change of control. If upon or within 90 days after a change of control, either Messrs. Gruber or Ryan is terminated without cause, or terminates his employment with us for good reason, he will keep the change of control payment described above and he and his family will be entitled to receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date (or twelve months in the case of Mr. Gruber), but he will not be entitled to any other termination benefits.

GEVO, INC. | 2022 PROXY STATEMENT | 39

Pursuant to the employment agreement with Mr. Cesarek, in the event of a change of control, he (if still employed by the Company) is entitled to receive a lump-sum payment equal to nine months of his annual base salary, and the Company will vest all of his unvested stock options and other equity awards (if any) outstanding upon the consummation of the change of control.

On the date any such executive becomes entitled to receive a change of control payment, all of his outstanding unvested stock options and other equity awards shall immediately vest. Change of control is defined as the acquisition by any person or group of all or substantially all of our assets through sale, lease, transfer, conveyance or other disposition, or the acquisition by any person or group of beneficial ownership of more than 40% of our outstanding voting stock.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) a termination of employment without cause or resignation for good reason and (ii) a change of control (no termination required), as well as the additional benefits available upon termination without cause or resignation for good reason upon or within 90 days after a change of control, in each case assuming that such termination and change of control, where applicable, occurred on December 31, 2021.

	Termination Without Cause or Resignation for Good Reason				Change of Control (No Termination Required)			Termination Without Cause or Resignation for Good Reason Upon or Within 90 Days After a Change of Control
Name	Salary ($)	Bonus ($)	Value of Accelerated Equity Awards ($)	Benefits ($)	Base Salary ($)	Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Benefits ($)
Patrick R. Gruber	1,000,000	1,000,000	6,943,316	31,230	1,000,000	1,000,000	6,943,316	31,230
L. Lynn Smull	90,000	—	—	—	—	—	—	—
Christopher M. Ryan	415,000	311,250	3,210,415	8,564	830,000	622,500	3,210,415	8,564
Timothy J. Cesarek	270,000	—	2,621,885	—	270,000	—	2,621,885	—
Paul D. Bloom	180,000	72,000	—	—	—	—	—	—

(1)	Amounts calculated based on the aggregate amount by which the fair market value of our common stock exceeded the aggregate exercise price of such awards as of December 31, 2021.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Patrick R. Gruber, our Chief Executive Officer, and the annual total compensation of our “Median Employee”.

GEVO, INC. | 2022 PROXY STATEMENT | 40

For 2021, our last completed fiscal year:

●	the annual total compensation of our Chief Executive Officer was $11,050,568 including compensation under non-discriminatory benefit plans; and
●	the annual total compensation of our Median Employee was $146,870 including compensation under non-discriminatory benefit plans.

Based on this information, for 2021 the ratio of the annual total compensation of our Chief Executive Officer to the Median Employee was 75 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

We used the following material assumptions, adjustments and estimates to identify the Median Employee and to determine the annual total compensation of our Chief Executive Officer and the Median Employee:

●

We determined that, as of December 31, 2021, our employee population consisted of approximately 99 individuals (excluding the Chief Executive Officer) who were working at the Company and its consolidated subsidiaries. This population consisted of our full-time, part-time and temporary employees.

●

To identify the Median Employee from our employee population, we first determined each employee’s base salary as of December 31, 2021. For any employees that were employed for less than the full fiscal year, we annualized their base salary for the full fiscal year. Then we determined the overtime earnings and annual cash bonus paid during fiscal year 2021 as reflected in our payroll records, and the grant value of restricted stock and stock options granted during fiscal year 2021. Then we identified our Median Employee from our employee population based on this compensation measure.

●	In accordance with the SEC rules, we determined the Chief Executive Officer’s 2021 annual total compensation to be equal to the sum of the following items:
o	$11,018,879, which represents the amount reported for fiscal year 2021 for our Chief Executive Officer in the “Total” column of our “Summary Compensation Table” above, and
o

$31,689, which represents the estimated aggregate value of the Chief Executive Officer’s compensation under the following non-discriminatory benefit plans: (i) group health care benefits, (ii) group life insurance, and (iii) group accidental death and dismemberment insurance.

●	In accordance with the SEC rules, we determined the Median Employee’s 2021 total annual compensation to be equal to the sum of the following items:
o

$133,044, which represents the amount of such employee’s compensation for fiscal year 2021 that would have been reported in our “Summary Compensation Table” in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a named executive officer for fiscal year 2021, and

o

$13,826, which represents the estimated aggregate value of the employee’s compensation under the following non-discriminatory benefit plans: (i) group health care benefits, (ii) group life insurance, and (iii) group accidental death and dismemberment insurance.

GEVO, INC. | 2022 PROXY STATEMENT | 41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 1, 2022 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer and each director; and

●	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table is based upon information supplied by our officers, directors and the Schedules 13D and 13G that have been filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2022 through the exercise of any stock option or SAR. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. All unvested restricted stock awards are included in each holder's beneficial ownership as holders are entitled to voting rights upon issuance of the restricted stock awards. Applicable percentages are based on 201,926,991 shares of common stock outstanding on April 6, 2022.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More Than 5% of Our Common Stock:
State Street Corporation(1)	20,462,565	10.1%
BlackRock, Inc.(2)	14,386,751	7.1%
The Vanguard Group(3)	10,531,345	5.2%

Named Executive Officers and Directors:
Patrick R. Gruber(4)	2,268,095	1.1%
L. Lynn Smull	818,056	*
Christopher M. Ryan(5)	1,075,982	*
Timothy J. Cesarek (6)	875,115	*
Paul D. Bloom	431,862	*
Ruth I. Dreessen(7)	218,214	*
William H. Baum	128,089	*
Andrew J. Marsh(7)	218,148	*
Gary W. Mize(7)	152,164	*
Jaime Guillen	65,886	*
All Executive Officers and Directors as a Group (13 persons)(8)	6,771,058	3.35%

*	Represents beneficial ownership of less than 1%.

GEVO, INC. | 2022 PROXY STATEMENT | 42

(1)

The address for the shareholder is State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation has shared voting power with respect to 20,135,436 shares and shared dispositive power with respect to 20,462,565 shares. State Street Corporation filed its Schedule 13G/A reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: SSgA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors, Australia, Limited; State Street Global Advisors Europe Limited; and State Street Global Advisors Trust Company. SSgA Funds Management, Inc. has shared voting power with respect to 16,842,419 shares and shared dispositive power with respect to 16,887,419 shares. This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2022 by State Street Corporation.

(2)

The address for the shareholder is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 14,046,275 shares and sole dispositive power with respect to 14,386,751 shares. BlackRock, Inc. filed its Schedule 13G reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Fund Managers Ltd; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. This information is based solely on a Schedule 13G filed with the SEC on February 4, 2022 by BlackRock, Inc.

(3)

The address for the shareholder is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has shared voting power with respect to 160,950 shares, sold dispositive power with respect to 10,219,127 shares and shared dispositive power with respect to 312,218 shares. This information is based solely on a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group

(4)	Includes 178 shares issuable pursuant to stock options exercisable as of April 1, 2022.
(5)

Includes (i) 156 shares issuable pursuant to stock options exercisable as of April 1, 2022 and (ii) 64,327 SARs exercisable as of April 1, 2022. The SARs may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion.

(6)	Includes 3,412 SARs exercisable as of April 1, 2022. The SARs may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion.
(7)	Includes 35 shares issuable pursuant to stock options exercisable as of April 1, 2022.
(8)

Includes 502 shares issuable pursuant to stock options exercisable as of April 1, 2022 and (ii) 67,739 SARs exercisable as of April 1, 2022. The SARs may be settled upon vesting in cash or shares of common stock, in the Company’s sole discretion.

GEVO, INC. | 2022 PROXY STATEMENT | 43

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

Transactions with Related Persons

There have been no transactions, since January 1, 2021, to which we were a party or will be a party, in which the amount involved exceeded or will exceed $120,000 and in which a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation—Employment Arrangements” and “Director Compensation” above.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, (2) direct your written request to Gevo, Inc., c/o Secretary, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 or (3) call Investor Relations at (303) 858-8358. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

GEVO, INC. | 2022 PROXY STATEMENT | 44

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. Any proposal of a stockholder intended to be included in our proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us no later than December 21, 2022, unless the date of our 2023 Annual Meeting of Stockholders is more than 30 days before or after June 1, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Secretary, at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our 2023 Annual Meeting of Stockholders, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary, at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. Pursuant to our Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on March 3, 2023 nor earlier than February 1, 2023; provided, however, that if the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ANNUAL REPORT

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our 2021 Annual Report, including the financial statements contained therein. Requests should be directed to: Gevo, Inc., Attention: General Counsel & Secretary, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado, 80112, telephone (303) 858-8358.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Vice President - General Counsel & Secretary

April 20, 2022

GEVO, INC. | 2022 PROXY STATEMENT | 45

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GEVO2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) William H. Baum 02) Gary W. Mize

The Board of Directors recommends you vote FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000557837_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

GEVO, INC.
2022 Annual Meeting of Stockholders
June 1, 2022, 2:00 PM (MDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Geoffrey T. Williams, Jr., Alisher Nurmat and E. Cabell Massey, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GEVO, INC. that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held live via audio webcast at www.virtualshareholdermeeting.com/GEVO2022, at 2:00 PM, MDT on June 1, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000557837_2 R1.0.0.24